Exhibit 99.1
Important Notice Concerning Limitations on Your
Trading in Willis Group Holdings Limited Securities
During Special Blackout Period
September 16, 2008

To:	Directors and Executive Officers of Willis Group Holdings Limited (“Willis”)

From:	Adam G. Ciongoli, Group General Counsel
Summary. This notice is to inform you of significant restrictions on your ability to deal in Willis common shares as well as derivative securities, such as stock options, during an upcoming “special” blackout period. As described more fully below, this blackout period for Willis’ directors and executive officers is expected to commence upon the closing of the acquisition of Hilb Rogal & Hobbs Company (“HRH”) by Willis (which is currently anticipated to occur on or about October 1, 2008) and to end on October 13, 2008. This blackout period is in addition to the customary dealing blackout periods preceding Willis’ earnings releases. It is imposed on all directors and executive officers of Willis by the Sarbanes-Oxley Act of 2002 and U.S. Securities and Exchange Commission Regulation BTR (Blackout Trading Restriction). As more fully described below, during this blackout period you will generally be prohibited from engaging in transactions involving Willis equity securities (including common shares, stock options and other derivatives). We will notify you of any changes that affect the dates of the blackout period.
1.	The blackout period is being imposed in connection with the proposed merger with HRH (the “Merger”). In connection with the Merger, a “blackout period” for the Hilb Rogal & Hobbs Retirement Savings Plan (the “HRH 401(k) Plan”) will be imposed on transactions involving the Hilb Rogal & Hobbs Company common stock fund (the “HRH stock fund”) under the HRH 401(k) Plan (“HRH blackout period”). The HRH blackout period is necessary for the HRH 401(k) Plan’s trustee to process and implement participants’ instructions with respect to the election of Merger consideration (i.e., Willis common shares, cash or a combination of both). Since the HRH 401(k) Plan would become a plan of a subsidiary of Willis after the closing of the Merger and since the HRH blackout period is expected to last for more than three business days after the closing of the Merger, there must be a corresponding blackout period applicable to directors and executive officers of Willis (the “Willis blackout period”) beginning after the closing of the Merger. Accordingly, Willis directors and executive officers will be generally prohibited from engaging in transactions involving Willis equity securities acquired in connection with their service to Willis.
2.	The HRH blackout period is expected to begin at 4:00 p.m., eastern time, on September 23, 2008, and end on October 13, 2008. The corresponding Willis blackout period applicable to you will be in effect only for the portion of the HRH blackout period that occurs after the closing of the Merger, which is currently anticipated to be on or about October 1, 2008. The Willis blackout period will be lifted if the Merger is not completed, but could also be extended, if necessary. We will notify you of any changes that affect the dates of the blackout period. In addition, you can confirm the status of the Willis blackout period by contacting Shaun Bryant at +44 (0)20 3124 7146.
3.	As a result of the need to process participant election instructions in connection with the Merger, during the HRH blackout period, participants in the HRH 401(k) Plan will be temporarily unable to (1) make exchanges into or out of the HRH stock fund (pre-closing) and the Willis share fund (post-closing) under the HRH 401(k) Plan, (2) take distributions (including final distributions) of money invested in the HRH stock fund (pre-closing) and the Willis share fund (post-closing) under the HRH 401(k) Plan, and (3) take loans of money invested in the HRH stock fund (pre-closing) and the Willis share fund (post-closing) under the HRH 401(k) Plan.
4.	Generally, during the Willis blackout period, you will be prohibited from directly or indirectly, purchasing, selling or otherwise transferring any equity security of Willis that you acquired in connection with your service as a director or an executive officer. “Equity securities” are defined broadly to include stock options and other derivatives. Covered transactions are not limited to those involving your direct ownership, but also include any transaction in which you have a direct or indirect pecuniary interest. For example, you may be deemed to have an interest in transactions in equity securities of Willis by your family members if such securities were originally acquired in connection with your service or employment as a Willis executive officer or director.
5.	The prohibition covers securities acquired “in connection with service as a director or employment as an executive officer.” This includes, among other things, securities acquired by you under a compensatory plan or contract (such as under a stock option or a restricted stock grant), as an inducement to your employment or joining the Board of Directors, in transactions between you and Willis, and as shares necessary for you to qualify as a director or to satisfy minimum ownership requirements or guidelines. Securities acquired outside of your service as a director or executive officer (such as shares acquired when you were an employee but not yet an executive officer) are not covered.
6.	If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.
The rules summarized above are complex, and the criminal and civil penalties that could be imposed upon directors and executive officers who violate them could be severe. We therefore request that you contact Shaun Bryant at +44 (0)20 3124 7146 before engaging in any transaction involving Willis securities during the Willis blackout period, or if you believe that any such transaction in which you have a pecuniary interest may occur during the Willis blackout period.

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